Exhibit 99.1

CHAMPION ANNOUNCES RESULTS FOR 2009 AND FOURTH QUARTER, IMPAIRMENT, OTHER CHARGES AND RESTATEMENT

    Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced a net loss of $(27.5) million or $(2.76) per share on a basic and diluted basis for the year ended October 31, 2009 compared with net income of $4.7 million or $0.47 and $0.46 per share on a basic and diluted basis for the year ended October 31, 2008. The Company reported a net loss of  $(26.9) million for the quarter ended October 31, 2009 compared to net income of $1.9 million for the quarter ended October 31, 2008.  On a core net income basis the Company reported a net loss of $(1.3) million or $(0.13) per share on a basic and diluted basis for the year ended October 31, 2009 compared with net income of $4.7 million or $0.47 and $0.46 per share on a basic and diluted basis for the year ended October 31, 2008. Core net income is defined as net income as reported adjusted for non-cash impairment charges and interest rate swap.

    The Company reported cash flow from operating activities of  $11.3 million in 2009 compared to $10.3 million in 2008, an improvement of $0.9 million on a year over year basis. The cash flow from operating activities is indicative of the non-cash nature of the earnings charges incurred by the Company and reflective of the Company’s ability to monetize various operating assets.

    The loss for the quarter and year of 2009 was related to various non-cash impairment charges associated with goodwill, trade name, masthead and other identifiable intangible assets in the amount of $(41.1) million or $(25.5) million net of tax or $(2.55) per share on a basic and diluted basis. The impairments are a result of the acquisition of The Herald-Dispatch daily newspaper in 2007. The Company also incurred charges associated with an interest rate swap liability of approximately $(0.6) million net of tax and other asset impairment charges of $(0.2) million or $(0.1) million net of tax. The 2008 results are reflective of a restatement of earnings associated with approximately $1.4 million of non-cash related adjustments reflected as deferred tax expense associated with deferred tax liability attributes related to goodwill, tradename and masthead of The Herald-Dispatch.

    Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We operated in an extremely difficult environment for most of 2009. Our core printing operations were severely impacted by the global economic crisis and this was the primary driver of our weak performance in 2009. The office products and office furniture group had a difficult year but still posted respectable operating results, while the newspaper segment showed strong improvement in the second half of the year primarily due to the cost saving initiatives implemented by the Company in the third quarter of 2009. The impairment charges were non-cash in nature and required under accounting standards. We are entering 2010 with no illusions about the fragile state of the economy and are therefore continuing our cost reduction and process improvement strategy that began in 2008 and was accelerated throughout 2009.”

    The above-mentioned net income figures resulted in basic and diluted (loss) per share of $(2.69) for the quarter ended October 31, 2009 compared with $0.19 for the comparable quarter of 2008. The Company recorded net (loss) per share on a basic and diluted basis of $(2.76) for the year ended October 31, 2009 compared with net income per share on a basic and diluted basis of $0.47 and $0.46 per share for the prior year ended October 31, 2008.  The Company’s results in 2009 compared with 2008 are reflective of the most difficult operating environment the Company has ever faced specifically within the printing segment and secondarily in the newspaper segment.

    The Company experienced a decrease in sales for the year of $24.5 million, or 14.8%, from $165.8 million in 2008 to $141.3 million in 2009. The printing segment of the business reflected a sales decrease of $16.3 million, or 15.5%, with the office products and office furniture segment showing an overall sales decrease of $5.7 million, or 13.6%.  The newspaper segment reported sales of $18.9 million in 2008 compared to $16.4 million in 2009, a decrease of $2.5 million or 13.4%. The sales compression experienced by the Company was primarily attributable to the overall global economic crisis and the related impact on the core business segments in which the Company operates. Toney K. Adkins, President and Chief Operating Officer, noted, “We have identified additional cost reduction initiatives throughout 2009 and have implemented many of them and intend to continue this strategy into the first two quarters of 2010. We intend to continue to adjust our cost structure to reflect the economic realities we are facing in this operating environment.”

    At October 31, 2009 the Company had approximately $66.7 million of interest bearing debt. Our interest bearing debt has been reduced by approximately $17.7 million since October 31, 2007. This represents a reduction of over 20% in a two-year period. The Company has achieved this debt reduction through a combination of earnings, cash flow and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was not in compliance with certain of these covenants during the four calendar quarters of 2009.

           Mr. Reynolds concluded, “We will enter 2010 and prepare for the inherent difficulties which will face us as we and the country begin to work our way out of this financial calamity. Our Company is not without challenges in 2010, but we intend to implement a robust plan which we believe will allow us to weather the storm and prepare for better days ahead.”

    Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 24,000 and 30,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

    Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended October 31, Year ended October 31,
	2009	2008 Restated	2009	2008 Restated
Printing	$21,246,000	$26,211,000	$88,990,000	$105,275,000
Office products & office furniture	8,505,000	13,225,000	35,874,000	41,540,000
Newspaper	4,120,000	4,747,000	16,394,000	18,939,000
Total revenues	$33,871,000	$44,183,000	$141,258,000	$165,754,000

Net (loss) income	$(26,875,000)	$1,941,000	$(27,521,000)	$4,658,000

Per share data:
Net (loss) income
Basic	$(2.69)	$0.19	$(2.76)	$0.47
Diluted	$(2.69)	$0.19	$(2.76)	$0.46

Weighted average shares outstanding:
Basic	9,988,000	9,988,000	9,988,000	9,986,000
Diluted	9,988,000	9,988,000	9,988,000	10,024,000

 Certain amounts from the prior year have been reclassified to conform with the current year presentation.

	As of October 31, (in millions)
	2009	2008
Current assets	$34.6	$38.6
Total assets	$101.0	$141.3
Current liabilities	$77.2	$18.2
Total liabilities	$78.1	$90.8
Shareholders’ equity	$22.9	$50.5

    The following table is a reconciliation of net (loss) income as reported to core net (loss) income, which is defined as GAAP net (loss) income adjusted for various asset impairment charges and charges associated with ineffectiveness related to an interest rate swap. The Company believes that the impairment charges and swap charge require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly and annual financial statements more useful to investors.

	Three months ended October 31, Year ended October 31,
	2009	2008 Restated	2009	2008 Restated
Net (loss) income	$(26,875,000)	$1,941,000	$(27,521,000)	$4,658,000
Asset Impairment Costs, net of tax	25,627,000	-	25,627,000	-
Interest rate swap, net of tax	578,000	-	578,000	-
Core net (loss) income	$(670,000)	$1,941,000	$(1,316,000)	$4,658,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492